EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR 2008

•	For the quarter ending March 31, 2008:

▪	Net sales of $260.4 million, up 3.1% sequentially and up 0.9% over the year ago quarter

▪	On a GAAP basis:

-	Record gross margin of 60.9%; Operating profit of 31.4%; Net income of $76.7 million and 29.4% of net sales; EPS of 40 cents per diluted share

▪	On a non-GAAP basis:

-	Record gross margin of 61.5%; Operating profit of 34.7%; Net income of $79.2 million and 30.4% of net sales; Record EPS of 42 cents per diluted share

▪	Net cash generated of $99.3 million during the March quarter, before dividend payment of $60.4 million and stock buy back activity of $173.3 million.

•	For Fiscal Year 2008:

▪	Net sales of $1,035.7 million, down 0.4% from fiscal year 2007

▪	On a GAAP basis:

-	Net income of $297.7 million and EPS of $1.40 per diluted share

▪	On a non-GAAP basis:

-	Record Net income of $330.4 million and Record EPS of $1.57 per diluted share

▪
Record net cash generated of $476.2 million during fiscal year 2008, before dividend payments of $252.0 million, stock buy back activity of $1.14 billion and net proceeds from convertible debentures of $1.13 billion

•	Increased quarterly dividend by 3.1% sequentially to a record 33 cents per share; represents an increase of 17.9% from dividend level one year ago.

•	Record development system shipments of 33,472 and 116,832 for the March quarter and fiscal year 2008, respectively

CHANDLER, Arizona – April 28, 2008  – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months and fiscal year

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

ended March 31, 2008.  Net sales for the fourth quarter of fiscal year 2008 were $260.4 million, up 3.1% sequentially from net sales of $252.6 million in the immediately preceding quarter, and up 0.9% from net sales of $258.2 million in the prior year’s fourth quarter.  GAAP net income for the fourth quarter of fiscal year 2008 was $76.7 million, or 40 cents per diluted share, down 4.3% from GAAP net income of $80.1 million, or 38 cents per diluted share, in the immediately preceding quarter, and down 40.0% from GAAP net income of $127.7 million, or 57 cents per diluted share, in the prior year’s fourth quarter.  In December 2007, the Company issued and sold $1.15 billion of its junior convertible debentures.  As a result, the Company had an increase in interest expense, reducing after-tax income by $3.9 million in the quarter ended March 31, 2008.  Utilizing existing cash balances and the proceeds of the debt transaction, the Company repurchased 32.5 million shares of its common stock during the third and fourth quarters of fiscal year 2008.  Consequently, the debt transaction has been accretive to EPS as the impact of the reduction in diluted common shares outstanding was greater than the increased interest expense.

Non-GAAP net income for the fourth quarter of fiscal year 2008 was $79.2 million, down 2.5% from non-GAAP net income of $81.2 million in the immediately preceding quarter, and down 2.6% from non-GAAP net income of $81.3 million in the prior year’s fourth quarter.  Non-GAAP earnings per share were a record 42 cents per diluted share in the fourth quarter of fiscal year 2008, compared to 39 cents per diluted share in the immediately preceding quarter and 37 cents per diluted share in the prior year’s fourth quarter.  Non-GAAP results exclude the effect of share-based compensation and a favorable adjustment related to tax reserves.  A reconciliation of non-GAAP and GAAP results is included in this press release.

Net sales for the fiscal year ended March 31, 2008 were $1,035.7 million, a decrease of 0.4% from net sales of $1,039.7 million in the prior fiscal year.  On a GAAP basis, net income for the fiscal year ended March 31, 2008 was $297.7 million, or $1.40 per diluted share, a decrease of 16.6% from net income of $357.0 million, or $1.62 per diluted share in the prior year.

On a non-GAAP basis, net income for the fiscal year ended March 31, 2008 was a record $330.4 million or $1.57 per diluted share, an increase of 1.5% from net income of $325.6 million, or $1.48 per diluted share, in the prior year.  Non-GAAP diluted earnings per share for fiscal year 2007 excludes a tax benefit related to a tax settlement with the Internal Revenue Service and the effect of share-based compensation, and for fiscal year 2008 excludes favorable adjustments related to tax reserves, the sale of Fab 3 and the effect of share-based compensation.  A reconciliation of non-GAAP and GAAP results is included in this press release.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 33 cents per share.  The quarterly dividend is payable on May 27, 2008 to stockholders of record on May 12, 2008.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003.

“I am very pleased to see our business return to a pattern of revenue growth, and meet the upper end of the earnings per share guidance we provided upon entering the quarter,” said Steve Sanghi, Microchip’s President and CEO.  “The revenue growth was driven by our proprietary products, where Flash microcontrollers, 16-bit microcontrollers and analog all achieved record quarterly revenue.  In addition, gross margins achieved another all-time record, reflecting ongoing operational improvements, depreciation roll-off and firm pricing of our proprietary products.”

“Geographically, the quarter was in line with our expectations, with revenue in both Europe and Americas growing sequentially, while Asia was down sequentially, impacted by the effects of the Lunar New Year holidays in that region,” continued Mr. Sanghi.

“Revenues from analog and microcontroller products were both very strong in the March quarter, growing sequentially 8% and 4%, respectively,” said Ganesh Moorthy, Executive Vice President.  “Sixteen-bit microcontrollers delivered another solid quarter of revenue growth with sales up 12% sequentially, and up 90% from the year-ago quarter.  Shipments of development tools continued at the strongest level we’ve seen, achieving record shipments of 33,472 in the March quarter, with worldwide cumulative shipments of 632,785.”

Mr. Gordon Parnell, Microchip’s Chief Financial Officer, said, “With the strong revenue performance in the quarter, inventory levels at March 31, 2008 declined to 112 days, down 2 days from inventory levels at the end of December 2007.  Inventory in the distribution channel also declined, to 1.8 months of inventory.  Overall, we are pleased with the direction of inventory levels in support of our business.”

Mr. Parnell continued, “Cash generation continued to be an important element of our business model with cash generation from operations representing $99.3 million in the March quarter and $476.2 million for fiscal year 2008.  Cash generation in the quarter excludes the dividend payment to investors of $60.4 million and stock buy-back activities of $173.3 million.  The Board is reaffirming its commitment to return value to shareholders by the increase in our dividend to 33 cents today, an increase of 17.9% from the dividend level in the same quarter of last year.”

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Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

Mr. Sanghi concluded, “Our book-to-bill ratio in the March quarter was 1.06 and our opening backlog position for the June quarter was up approximately 8% compared to the opening backlog for the March quarter.  However, we continue to watch economic conditions very carefully and monitor the potential impact on our business.  With these factors being considered, we expect sales to be up sequentially 2% to 6% in the June quarter.  EPS on a GAAP basis is expected to be 39 to 41 cents and non-GAAP EPS is expected to be 43 to 45 cents.”

Microchip’s Recent Highlights:

•
Microchip continued its aggressive rollout of 16-bit microcontrollers and digital signal controllers with 30 new 28- and 44-pin devices for embedded system designers requiring increased memory or performance, or enhanced peripherals, while obtaining the cost and size savings associated with lower pin count devices.  Specific families offer focused solutions for motor control, power conversion, audio and general-purpose applications. Microchip now offers the industry’s largest digital signal controller portfolio.

•
Microchip added integrated USB 2.0 On-The-Go (OTG) functionality to its 32-bit PIC32 microcontroller family which helps design engineers easily and cost effectively address the growing demand for advanced USB connectivity in their end products.  In addition, the maximum operating frequency for the entire PIC32 family has been increased to 80 MHz, further extending the performance reach of such products.

•
The new PIC16F72X family of 28- and 40-pin 8-bit microcontrollers is capable of operation down to 1.8V and features numerous on-chip peripherals for a wide range of general-purpose applications in the appliance, industrial, consumer electronic and many other markets.

•
The MCP179X high-voltage linear regulators debuted for automotive and industrial applications, providing a continuous 70 milliampere output, the ability to operate at a continuous input voltage of up to 30V and load-dump protection up to 43.5V.

•
Microchip partnered with Avnet Electronics Marketing and Future Electronics to provide global distribution services, extending the technical reach and depth of support for the Company’s entire product portfolio.  This is in addition to a large number of regional and catalog distributors that are very important demand creators for Microchip.

•
New development tool introductions continued with the MPLAB® Starter Kit for dsPIC® digital signal controllers.  The kit provides development software and hardware for only $59.98.  Microchip also released the PICDEM™ Touch Sense 1 Demo Board which provides a complete platform for implementing capacitive touch-sensing interfaces using the highly integrated, cost-effective 8-bit Flash PIC® microcontrollers.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

First Quarter Fiscal Year 2009 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending June 30, 2008 are currently anticipated to be up 2% to 6% compared to the March 2008 quarter.

•
Gross margin for the quarter ending June 30, 2008 is anticipated to be approximately 61.0% to 61.15% on a GAAP basis, and approximately 61.6% to 61.75% on a non-GAAP basis, prior to the effect of share-based compensation.  Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•
Operating expenses for the quarter ending June 30, 2008 are expected to be approximately 28.2% to 28.8% of net sales on a GAAP basis, and approximately 26.0% to 26.4% of net sales on a non-GAAP basis, prior to the effect of share-based compensation expense.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•	The tax rate on a GAAP and non-GAAP basis for the quarter ending June 30, 2008 is anticipated to be approximately 18.0% to 18.5%.

•
Earnings per diluted share for the quarter ending June 30, 2008 are anticipated to be approximately 39 to 41 cents on a GAAP basis, and approximately 43 to 45 cents on a non-GAAP basis, excluding the effect of share-based compensation expense.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

•
The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.  Based on our sales guidance, on both a GAAP and non-GAAP basis, inventories at June 30, 2008 are anticipated to be 104 to 110 days.

•
Capital expenditures for the quarter ending June 30, 2008 are expected to be approximately $28 million, and capital expenditures for fiscal year 2009 are expected to total approximately $100 million.  Capital expenditures for fiscal year 2009 include $30 million for expansion of our assembly/test facility in Thailand.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the June quarter of approximately $120 million before the dividend payment of approximately $60.9 million announced today.  The amount of expected cash generation is before the effect of any stock buy-back activity.

•
Microchip’s Board of Directors authorized a stock buy-back of up to 10.0 million shares in December 2007.  At March 31, 2008, approximately 6.5 million shares remained available for purchase under this program.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

•
During the March quarter, Microchip purchased 5.5 million shares of stock at an average price of $31.52 per share, for a total sum of $173.3 million.  The share count for the June quarter is expected to be approximately 190.6 to 191.6 million shares on a GAAP basis, and 189.3 to 190.3 million shares on a non-GAAP basis.

Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in our income statement.  Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock.  Our sale of Fab 3 in Puyallup, Washington and the favorable tax events are infrequent events in our business.  Accordingly, management excludes these items from its internal operating forecasts and models.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

We are using non-GAAP profit, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share, which excludes share-based compensation expense, the sale of Fab 3 in the second quarter of fiscal year 2008, a tax benefit in the third quarter of fiscal year 2008 related to the resolution of a foreign tax matter, and a tax benefit in the fourth quarter of fiscal year 2008 related to adjustments to tax reserves, to permit additional analysis of our performance.  Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods.  Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other special charges that many investors feel may obscure our true operating costs.  Management uses these non-GAAP measures to manage and assess the profitability of its business.  Specifically, we do not consider share-based compensation expense when developing and monitoring budgets and spending.  The economic substance behind our decision to exclude share-based compensation relates to these charges being non-cash in nature.  The exclusion of favorable tax events and our sale of Fab 3 in our non-GAAP disclosures are based on the infrequent nature of these events.  Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; operating income; net income and diluted earnings per share determined in accordance with GAAP.  There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.  Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net sales	$260,418	$258,176	$1,035,737	$1,039,671
Cost of sales	101,784	103,575	410,799	414,915
Gross margin	158,634	154,601	624,938	624,756

Operating expenses:
Research and development	31,506	28,547	120,864	113,698
Selling, general and administrative	45,396	40,765	175,646	163,247
Special charge – sale of Fab 3	-	-	26,763	-
	76,902	69,312	323,273	276,945

Operating income	81,732	85,289	301,665	347,811
Other income and expense, net	7,089	14,063	49,320	53,279
Income before income taxes	88,821	99,352	350,985	401,090
Income taxes	12,169	(28,356)	53,237	44,061

Net income	$76,652	$127,708	$297,748	$357,029

Basic net income per share	$0.41	$0.59	$1.44	$1.66
Diluted net income per share	$0.40	$0.57	$1.40	$1.62

Basic shares used in calculation	186,969	216,702	207,220	215,498
Diluted shares used in calculation	191,261	222,472	212,048	220,848

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	March 31, 2008	March 31, 2007
	(Unaudited)
Cash and short-term investments	$1,380,931	$750,477
Accounts receivable, net	138,319	124,559
Inventories	124,483	121,024
Other current assets	130,138	88,677
Total current assets	1,773,871	1,084,737

Property, plant & equipment, net	522,305	605,722
Long-term investments	138,133	527,910
Other assets	77,998	51,172

Total assets	$2,512,307	$2,269,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$95,640	$164,557
Deferred income on shipments to distributors	95,441	91,363
Total current liabilities	191,081	255,920

Convertible debentures	1,150,128	-
Long-term income tax payable	112,311	-
Deferred tax liability	21,460	8,327
Other long-term liabilities	1,104	926

Stockholders' equity	1,036,223	2,004,368

Total liabilities and stockholders' equity	$2,512,307	$2,269,541

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
(in thousands except per share amounts and percentages)

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Gross margin, as reported	$158,634	$154,601	$624,938	$624,756
Share-based compensation expense	1,553	1,660	6,191	3,255
Non-GAAP gross margin	$160,187	$156,261	$631,129	$628,011
Non-GAAP gross margin percentage	61.5%	60.5%	60.9%	60.4%

RECONCILIATION OF RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP
RESEARCH AND DEVELOPMENT EXPENSES
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Research and development expenses, as reported	$31,506	$28,547	$120,864	$113,698
Share-based compensation expense	(2,871)	(2,379)	(10,695)	(9,623)
Non-GAAP research and development expenses	$28,635	$26,168	$110,169	$104,075
Non-GAAP research and development expenses as a percentage of revenue	11.0%	10.1%	10.6%	10.0%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Selling, general and administrative expenses, as reported	$45,396	$40,765	$175,646	$163,247
Share-based compensation expense	(4,261)	(3,627)	(15,960)	(14,501)
Non-GAAP selling, general and administrative expenses	$41,135	$37,138	$159,686	$148,746
Non-GAAP selling, general and administrative expenses as a percentage of revenue	15.8%	14.4%	15.4%	14.3%

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RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Operating income, as reported	$81,732	$85,289	$301,665	$347,811
Adjustments to reconcile operating income to non-GAAP operating income:
Share-based compensation expense	8,685	7,666	32,846	27,379
Special charge – sale of Fab 3	-	-	26,763	-
Non-GAAP operating income	$90,417	$92,955	$361,274	$375,190
Non-GAAP operating income as a percentage of revenue	34.7%	36.0%	34.9%	36.1%

RECONCILIATION OF NET INCOME AND DILUTED NET INCOME PER SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER SHARE
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net income, as reported	$76,652	$127,708	$297,748	$357,029
Adjustments to reconcile net income to non-GAAP net income:
Share-based compensation expense, net of tax effect	7,053	5,826	26,451	20,809
Special charge – sale of Fab 3, net of tax effect	-	-	16,459	-
Tax benefit on resolution of foreign tax matter	-	-	(5,733)	-
Tax benefit related to favorable adjustment to tax reserves	(4,529)	-	(4,529)	-
Tax benefit on settlement	-	(52,200)	-	(52,200)
Non-GAAP net income	$79,176	$81,334	$330,396	$325,638
Non-GAAP net income as a percentage of revenue	30.4%	31.5%	31.9%	31.3%

Diluted net income per share, as reported	$0.40	$0.57	$1.40	$1.62
Adjustments to reconcile net income to non-GAAP net income:
Share-based compensation expense, net of tax effect	0.04	0.03	0.13	0.09
Special charge – sale of Fab 3, net of tax effect	-	-	0.08	-
Tax benefit on resolution of foreign tax matter	-	-	(0.02)	-
Tax benefit related to favorable adjustment to tax reserves	(0.02)	-	(0.02)	-
Tax benefit on settlement	-	(0.23)	-	(0.23)
Non-GAAP diluted net income per share	$0.42	$0.37	$1.57	$1.48

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Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

Conference Call and Updates:

Microchip will host a conference call today April 28, 2008 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until May 5, 2008.

A telephonic replay of the conference call will be available at approximately 7:00 p.m. (Eastern Time) April 28, 2008 and will remain available until 5:00 p.m. (Eastern Time) on May 5, 2008.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 7114365.

Cautionary Statement:

The statements in this release relating to our business returning to a pattern of growth, the direction of inventory levels in support of our business, our Board reaffirming its commitment to return value to shareholders, revenue to be up 2% to 6% in the June quarter, expected GAAP EPS and non-GAAP EPS for the June quarter and the statements containing our GAAP and non-GAAP guidance (as applicable) for the quarter ending June 30, 2008 with respect to net sales, gross margin, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending June 30, 2008 and for fiscal year 2009, and net cash generation are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

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Microchip Technology Reports
Fourth Quarter and Fiscal Year
2008 Financial Results

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 28, 2008 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, dsPIC and MPLAB are registered trademarks of Microchip Technology Inc. in the USA and other countries.  PICDEM is a trademark of Microchip Technology Inc. in the USA and other countries.  All other trademarks mentioned herein are property of their respective companies.

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